Exhibit 99.1

Legacy  Housing Corporation Reports  Record 2018 Results

BEDFORD, TX -- (GLOBAL NEWSWIRE) – April  8, 2019 -- Legacy Housing Corporation (the “Company”) (NASDAQ: LEGH) today announced record revenues and net income for the full year of 2018.

2018 Fiscal Year Results

•

Gross revenue for the year ended December 31, 2018 rose to an all-time high of $161.8 million, representing a 26% increase over the $128.7 million recorded for the year ended December 31, 2017. This achievement was primarily due to an increase in both the number and the price of our homes sold.

•	Our company-owned store sales totaling $10.4 million in 2017 climbed 27% to $13.2 million in 2018. We opened three new retail stores in December 2018, two in Georgia and one in Texas.

•

Our consumer loan portfolio’s outstanding principal balance grew by $10.5 million in 2018 to $97 million, net of deferred financing fees and allowance for loan loss and our mobile home park loan portfolio’s outstanding principal balance grew by $8.4 million in 2018 to $58 million.

•	Income before taxes for the year ended December 31,2018 increased 16% to $30.6 million versus $26.5 million for the year ended December 31, 2017.

•

Income tax expense for 2018 was $9.1 million, compared to only $124,000 in the prior year due to a change in the organizational structure of our company from a partnership in 2017 to a corporation in 2018 to accommodate our initial public offering.  On a pro forma basis, our tax expense for 2017 would have been approximately $9.4 million.

•

Net income was $21.5 million for the year ended December 31,2018 compared to $26.3 million for the year ended December 31, 2017. However, on a pro forma basis after taking into account the additional tax expense associated with converting from a partnership to a corporation as noted above,  our pro forma net income in 2017 was $16.9 million assuming the company had been a corporation as of the beginning of 2017.  On a pro-forma basis,  our net income increased 27% from 2017 to 2018.

•

To cap off the year, we completed our initial public offering of common stock on December 18, 2018 and, on January 16, 2019, the underwriters exercised their over-allotment option in full. In total, we sold 4,600,000 shares of our common stock for gross proceeds of $55,200,000.

Curtis D. Hodgson, Executive Chairman of the Board, commented on the company’s success, saying “We are pleased that 2018 was a record revenue year in Legacy Housing’s 15-year history, a feat resulting from our improved income from operations, healthy expansion of our financing activities, and growth in product sales.” He went on to point out that, “despite some industry-wide softening of sales at the end of the year in a couple of our key markets, mainly Texas and Louisiana, given our progress to date, we remain optimistic about the immediate future of our industry in 2019 and beyond. We think we are uniquely positioned to grow our business in the coming years in light of the vertical integration of our business, the financing options we offer, and the quality and pricing of the products we build and sell.”

Management Conference Call- Tomorrow, April 9, at 10 AM (Central Time)

Legacy’s management will hold a conference call to review these results tomorrow, April 9, at 10 AM (Central Time). Interested parties can register for the webcast of the conference call at https://edge.media-server.com/m6/p/v5dew4bf, which is also available under the Investors tab at www.legacyhousingcorp.com. For those wishing to dial in, you may call in at either (866) 952-6347 or (630) 489-1504 and enter Conference ID 3768069 when prompted.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $95,000.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities and Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:
Casey Mack, (817) 799-4904
pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2018	2017
Net revenue:
Product sales	$139,165	$109,750
Consumer and MHP loans interest	18,759	15,647
Other	3,953	3,339
Total net revenue	161,877	128,736
Operating expenses:
Cost of product sales	107,231	82,498
Selling, general administrative expenses	21,017	17,105
Dealer incentive	829	1,038
Income from operations	32,800	28,095
Other expense	(2,155)	(1,623)
Income before income tax expense	30,645	26,472
Income tax expense	(9,132)	(124)
Net income	$21,513	$26,348
Weighted average shares outstanding:
Basic and diluted	20,197,260	—
Net income per share:
Basic and diluted	$1.07	$—
Pro Forma Information:
Net income		$26,348
Pro forma provision for income taxes		(9,448)
Pro forma net income		$16,900
Pro forma weighted average shares outstanding:
Pro forma basic and diluted		20,000,000
Pro forma net income per share:
Pro forma basic and diluted		$0.84

LEGACY HOUSING CORPORATION

BALANCE SHEETS (in thousands)

(Unaudited)

	December, 31
	2018	2017
Assets
Cash and cash equivalents	$2,599	$428
Inventories	42,033	39,561
Prepaid expenses and other current assets	18,512	19,452
Total current assets	63,144	59,441
Property, plant and equipment, net	17,128	11,826
Consumer loans, net of deferred financing fees and allowance for loan losses	92,230	82,331
Notes receivable from mobile home parks (“MHP”)	50,638	42,286
Other assets and non-current inventory	11,898	12,451
Total assets	$235,038	$208,335
Liabilities and Stockholder's Equity
Total current liabilities, excluding debt	$20,157	$18,511
Total long-term debt, including current portion	17,644	58,780
Other long-term liabilities	7,957	6,773
Total stockholder's equity	189,280	124,271
Total liabilities and equity	$235,038	$208,335